Exhibit 99.1

    BioSphere Medical Reports Third Quarter 2007 Financial Results

            Announces Planned Expansion of U.S. Sales Force

     Third Quarter 2007 Highlights Compared to Third Quarter 2006

    --  Total revenue up 18% to $6.64 million

    --  U.S. revenue increased 21% to $4.98 million

    --  Gross margin rose to 71.4% of revenue

    --  Net loss narrowed to $0.45 million, or ($0.03) per share

    ROCKLAND, Mass.--(BUSINESS WIRE)--Oct. 24, 2007--BioSphere Medical, Inc. (NASDAQ: BSMD) ("BioSphere"), a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations, today reported that total revenue for the third quarter of 2007 increased 18% to $6.64 million from total revenue of $5.64 million for the third quarter of 2006. In the third quarter of 2007, revenue in the U.S. was $4.98 million, an increase of 21% from revenue of $4.09 million in the third quarter of 2006. Revenue in Europe, Mid-East and Africa (EMEA) was $1.37 million for the third quarter of 2007, compared to $1.32 million for the same period in 2006, an increase of 4%. Greater than expected seasonality in Europe produced sluggish sales in that region during the third quarter of 2007. Revenue in Rest of World markets rose to $0.29 million for the third quarter of 2007 from $0.23 million for the same period in 2006, an increase of 29%.

    Gross margin rose to $4.74 million, or 71.4% of revenue, for the third quarter of 2007, from gross margin of $3.94 million, or 69.7% of revenue, for the third quarter of 2006.

    Operating expenses for the third quarter of 2007 were $5.17 million compared to $4.56 million for the third quarter of 2006, an increase of 13%.

    The net loss applicable to common stockholders for the third quarter of 2007 narrowed to $0.45 million, or $0.03 per basic and diluted share, from a net loss applicable to common stockholders of $0.50 million, or $0.03 per basic and diluted share, in the same period last year. In the third quarter of 2007, the portion of net loss attributable to a compensation charge for share-based payments resulting from the adoption of SFAS 123R was $0.33 million, or $0.02 per basic and diluted share. In the third quarter of 2006, the portion of net loss attributable to SFAS 123R was $0.29 million, or $0.02 per basic and diluted share.

    For the nine months ended September 30, 2007, total revenue rose to $20.20 million from $16.55 million for the same period last year, an increase of 22%. Revenue in the U.S. was $14.59 million, an increase of 23%. Revenue in EMEA was $4.78 million, an increase of 14%. Revenue in Rest of World markets was $0.83 million, an increase of 73%.

    The net loss for the nine months ended September 30, 2007 narrowed to $2.03 million, or $0.12 per share, from a net loss of $2.51 million, or $0.15 per share, for the comparable period in 2006. For the nine months ended September 30, 2007, $1.10 million, or $0.06 per basic and diluted share, was attributable to a compensation charge for share-based payments resulting from the adoption of SFAS 123R. For the nine months ended September 30, 2006, $0.94 million, or $0.06 per basic and diluted share, was attributable to a compensation charge for share-based payments resulting from the adoption of SFAS 123R.

    At September 30, 2007, the Company had cash, cash equivalents and marketable securities of $21.36 million. In the third quarter of 2007, the Company generated $0.72 million of positive cash flow from operations.

    Richard Faleschini, BioSphere Medical's president and chief executive officer, said, "We generated double-digit sales increases in the U.S. across each of our primary product categories - interventional gynecology embolics, interventional oncology embolics, and embolic delivery systems - and have maintained a dominant share of the U.S. uterine fibroid embolization (UFE) market. Following our success in earning competitive UFE product conversions in our domestic markets, we are now focused on seeking to increase the number of uterus-sparing, minimally invasive UFE procedures performed in the U.S. We believe that the planned sales force expansion from 18 territories up to 24 territories will allow us to achieve this objective. It is also expected to favorably impact BioSphere's operating results beginning in 2008, as our current territories generate, on average, approximately $1.1 million in annual sales."

    Significant highlights, activities and developments in the third quarter of 2007 and subsequent weeks include:

    -- Third quarter 2007 worldwide sales of embolics used in interventional gynecology (UFE) rose to $4.53 million, an increase of 12% compared to the third quarter of 2006, with U.S. sales of $3.97 million, an increase of 15%, and sales outside of the U.S. of $0.56 million, a decrease of 7%, compared to the third quarter of 2006.

    -- Third quarter 2007 worldwide sales of embolics used in interventional oncology of $1.16 million, an increase of 33% compared to the same period last year, with U.S. sales of $0.78 million, an increase of 39%, and sales outside of the U.S. of $0.38 million, an increase of 23%, compared to the third quarter of 2006.

    -- At the September 2007 Cardiovascular and Interventional Radiological Society of Europe (CIRSE) Annual Meeting, J. F. Geschwind, MD, presented an update on the Phase II Trial of Bevacizumab (Avastin) Combined with Transarterial Chemoembolization (TACE) using Embosphere(R) Microspheres for the treatment of Hepatocellular Carcinoma. Dr. Geschwind reported on the first seven patients, and based on the EASL (European Association for the Study of the Liver) and RECIST (Response Evaluation Criteria in Solid Tumors) criteria, these patients have shown no disease progression. This is a promising result, albeit on a small number of patients. Recruitment to this trial has been constrained by the strict inclusion criteria originally set by Genentech, so the study is continuing with an amended protocol and the addition of a second clinical site. The second site will be Northwestern University Hospital in Chicago under the direction of Riad Salem, MD.

    -- Planned expansion of the U.S. sales force by up to six new territories, each of which is expected to be operational within the first quarter of 2008.

    -- Appointment of Jean-Marc Lavigne du Cadet as director of sales and marketing for Europe, Mid-East and Africa.

    The Company will host its quarterly conference call on October 25, 2007 at 8:30 a.m. Eastern Time. The number to dial in to the call is 1-888-603-7990, or 1-706-679-7298 for international callers, and the conference ID is 20865140. Please call in approximately ten minutes before the call is scheduled to begin. A live webcast of the conference call will also be available on the BioSphere Medical web site at www.biospheremed.com. A replay of the call will be available from 11:30 a.m. Eastern Time on October 25, 2007 through 11:59 p.m. Eastern Time on November 15, 2007. The replay dial-in number is 1-800-642-1687, or 1-706-645-9291 for international callers. The code for the replay is 20865140. A replay of the webcast will be available at the "Investor" section of BioSphere Medical's web site.

    About BioSphere Medical, Inc.

    BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, has pioneered and is commercializing minimally invasive diagnostic and therapeutic products based on its proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties, which the Company believes have the potential for use in a variety of medical applications. BioSphere's principal focus is the application of its Embosphere Microsphere product for the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products have continued to gain acceptance in this emerging procedure, as well as in a number of other new and established medical treatments.

    BioSphere Medical has received clearance in many countries, including the United States, Canada, and Australia, as well as the countries of the European Community, and certain of the countries of Latin America, which allows the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization. The terms uterine fibroid embolization (UFE) and uterine artery embolization (UAE) are generally used interchangeably in the literature. The most common side effect of UFE is "post-embolization syndrome," a collection of symptoms including abdominal pain, discomfort, low-grade fever and nausea. UFE is currently contraindicated for women who are, or who intend to become, pregnant, because the effects of UFE on the ability of a woman to conceive, and to carry a fetus to term, have not been determined.

    Cautionary Statement Regarding Forward-Looking Statements - This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected favorable impact of the Company's planned sales force expansion on its ability to increase the number of UFE procedures performed in the U.S. and on its operating results in future periods. The Company may use words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should," "intend," and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to:

    -- the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates;

    -- the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its lead product, Embosphere Microspheres, for the treatment of UFE, its HepaSphere(TM) Microsphere and QuadraSphere(TM) Microsphere products, and its delivery system product line;

    -- the failure of the Company to increase the rate of UFE procedures, and concomitant use of its products for UFE, with its expanded sales force;

    -- the Company's ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

    -- the absence of, or delays and cancellations of, product orders;

    -- delays, difficulties or unanticipated costs in the introduction of new products;

    -- competitive pressures and the risk of product liability claims, either of which may impact market acceptance of products and adversely affect the Company's operating results;

    -- the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

    --  general economic and market conditions; and

    -- risk factors described in the section titled "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

    In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.



                       BioSphere Medical, Inc.
----------------------------------------------------------------------
                    SELECTED FINANCIAL INFORMATION

                CONSOLIDATED CONDENSED BALANCE SHEETS
            As of September 30, 2007 and December 31, 2006
                      (in thousands, unaudited)
----------------------------------------------------------------------

                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------
 ASSETS
  Cash, cash equivalents and investments    $      21,357 $     22,119
  Accounts receivable, net                          4,150        4,082
  Inventories                                       3,176        2,830
  Prepaid expenses and other current assets           693          612
  Property and equipment, net                         940          929
  Goodwill                                          1,443        1,443
  Other assets                                         97           64
                                            ------------- ------------

          Total assets                      $      31,856 $     32,079
                                            ============= ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable and accrued expenses     $       4,275 $      4,784
  Deferred revenue                                    167          229
  Capital lease obligations                            57          101
  Stockholders' equity                             27,357       26,965
                                            ------------- ------------

          Total liabilities and
           stockholders' equity             $      31,856 $     32,079
                                            ============= ============




           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
   For the three and nine months ended September 30, 2007 and 2006
         (in thousands, except per share amounts, unaudited)
----------------------------------------------------------------------


                                      Three Months
                                          Ended      Nine Months Ended
                                      September 30,    September 30,
                                     --------------- -----------------
                                      2007    2006     2007     2006
                                     ------- ------- -------- --------

 Revenues                            $ 6,637 $ 5,644 $ 20,196 $ 16,550

 Costs and expenses:
  Cost of revenues                     1,897   1,708    5,913    5,067
  Research and development               583     511    1,809    1,654
  Sales                                1,775   1,998    5,701    5,730
  Marketing                            1,485     809    4,219    2,621
  General, administrative and patent
   costs                               1,332   1,242    4,756    4,236
                                     ------- ------- -------- --------

  Total costs and expenses             7,072   6,268   22,398   19,308
                                     ------- ------- -------- --------

 Loss from operations                  (435)   (624)  (2,202)  (2,758)
  Other income and expenses, net         122     256      586      634
                                     ------- ------- -------- --------

 Net loss                              (313)   (368)  (1,616)  (2,124)

  Preferred stock dividends            (140)   (132)    (415)    (391)
                                     ------- ------- -------- --------

 Net loss applicable to common
  stockholders                       $ (453) $ (500) $(2,031) $(2,515)
                                     ======= ======= ======== ========

 Net loss per common share
  Basic and diluted                  $(0.03) $(0.03) $ (0.12) $ (0.15)
                                     ======= ======= ======== ========

 Weighted average common shares
  outstanding
  Basic and diluted                   17,620  17,381   17,577   16,890
                                     ======= ======= ======== ========


    CONTACT: BioSphere Medical, Inc.
             Martin Joyce, 781-681-7925
             Executive Vice President and
             Chief Financial Officer
             or
             Investor Relations:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608
             Senior Vice President